Exhibit 99.3

Nomination Notice

MONARCH ENERGY HOLDINGS LLC

c/o Monarch Alternative Capital LP

535 Madison Avenue

New York, NY 10022

February 8, 2018

BY EMAIL, FAX, U.S. MAIL AND PERSONAL DELIVERY

Resolute Energy Corporation

1700 Lincoln Street, Suite 2800

Denver, Colorado, 80203

Attn:     Michael N. Stefanoudakis

             Vice President, Corporate Development/Strategy, General Counsel and Secretary

Re:	Notice of Stockholder Nominations of Individuals for Election as Directors at the 2018 Annual Meeting of Stockholders of Resolute Energy Corporation

Dear Mr. Stefanoudakis:

This letter serves as notice to Resolute Energy Corporation, a Delaware corporation (“Resolute” or the “Company”), as to (i) the nomination by Monarch Energy Holdings LLC, a Delaware limited liability company (“MEH” or the “Nominating Stockholder”), of Joseph Citarrella, Patrick Bartels and Samuel Langford (each, a “Nominee” and collectively, the “Nominees”) for election to the Board of Directors of Resolute (the “Board”), and (ii) the proposal set forth on Annex A (the “Proposal”), each to be made at the 2018 annual meeting of stockholders of Resolute, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”). All information required to be included in this Notice pursuant to the Company’s Amended and Restated By-Laws, as amended from time to time (the “Bylaws”), has been provided by the Nominating Stockholder and the Nominees. This letter and all Exhibits, Annexes attached hereto are collectively referred to as the “Notice.”

Below please find information required by Sections 3.2(b) and 3.2(d) of the Company’s Bylaws. Information included in any subsection below shall also be deemed to be information provided in response to items requested in any other subsection of this Notice. In addition, reference is made to the Schedule 13D initially filed by Monarch Alternative Capital LP, a Delaware limited partnership (“MAC”), and certain of its affiliates on January 26, 2018, as amended or may be amended from time to time, as filed and to be filed with the Securities and Exchange Commission (the “Commission”). The information contained therein is deemed incorporated by reference herein and, accordingly, all information contained in this Notice is deemed to be supplemented thereby. The inclusion or incorporation by reference of information in this Notice shall not be deemed to constitute an admission that any such information is required by Sections 3.2(b), 3.2(d) or any other sections of the Bylaws. Where information sought by Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), would be answered in the negative and no response would be required to be included in a proxy statement, this Notice may omit such negative response.

I.	INFORMATION REGARDING THE NOMINATING STOCKHOLDER

(A)	the name and address of such stockholder as they appear on the Corporation’s books, and the name and address of any Stockholder Associated Person

The Nominating Stockholder believes that the name and address of the Nominating Stockholder, as it appears on the Company’s books, is Monarch Energy Holdings LLC, 535 Madison Avenue, 26th Floor, New York, NY 10022-4214. The name and address of the Stockholder Associated Persons are set forth on Exhibit A.

(B)	the class or series and number of shares of capital stock of the Corporation that are owned of record or directly or indirectly beneficially by such Stockholder and any Stockholder Associated Person

As of the close of business on February 7, 2018, MEH is the direct beneficial owner of 100 shares of common stock, $0.0001 par value per share (the “Common Stock”), of Resolute, all of which are held in record name by MEH. As of the close of business on February 7, 2018, the Nominating Stockholder and certain of its affiliates beneficially own in the aggregate 2,193,400 shares of Common Stock, representing approximately 9.75% of the outstanding shares of Common Stock (the “Shares”). Exhibit A attached hereto provides the current ownership information of the Nominating Stockholder and certain of its affiliates (collectively, the “Funds”) with respect to the securities of the Company. Please refer to Exhibit A for additional information.

(C)	any Derivative Instrument directly or indirectly owned beneficially by such stockholder or Stockholder Associated Person and any other direct or indirect opportunity of such stockholder or any Stockholder Associated Person to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation

None

(D)	any proxy (other than a revocable proxy given in response to a solicitation made pursuant to Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), contract, arrangement, understanding or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote any shares of the Corporation

None

(E)	any short interest in any security of the Corporation held by such stockholder or any Stockholder Associated Person (for purposes of this Section 3.2 a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security)

None

(F)	any rights beneficially owned, directly or indirectly, by such stockholder or Stockholder Associated Person to dividends on the shares of the Corporation that are separated or separable from the underlying shares of the Corporation

None

(G)	any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner

None

(H)	any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, including without limitation any such interests held by members of such stockholder’s or any Stockholder Associated Person’s immediate family sharing the same household

Messrs. Bartels and Citarrella are eligible to receive discretionary performance-related compensation in connection with their employment relationship with MAC.

(I)	a description of all agreements, arrangements or understandings (written or oral) between or among such stockholder, any Stockholder Associated Person, any proposed nominee or any other person or persons (including their names) pursuant to which the nomination or nominations are to be made by such stockholder

The Nominating Stockholder has entered into a Nomination Agreement with Samuel Langford (the “Nomination Agreement”). Pursuant to such agreement, the Nominating Stockholder has agreed to indemnify Mr. Langford for certain potential claims in connection with his standing as a candidate for election to the Board. The Nomination Agreement also contains confidentiality provisions whereby Mr. Langford has agreed to keep confidential, and not to disclose (subject to customary exclusions, such as pursuant to applicable laws), confidential, proprietary or non-public information of the Nominating Stockholder or its affiliates obtained in connection with his service as a Nominee. The Nominating Stockholder has also agreed to reimburse Mr. Langford for reasonable and documented out-of-pocket travel and related expenses, subject to a certain cap, incurred by Mr. Langford in connection with his service as a Nominee. The Nominating Stockholder and Mr. Langford agree that none of the provisions of the Nomination Agreement may derogate from, or in any manner limit, the exercise by Mr. Langford of his fiduciary duties in the event that he is elected as a director at the Annual Meeting.

On January 26, 2018, MAC, MDRA GP LP and Monarch GP LLC entered into a Joint Filing Agreement in which, among other things, the parties agreed to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company to the extent required by applicable law.

(J)	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice

The Nominating Stockholder hereby represents that it intends to appear in person or by proxy at the Annual Meeting to nominate the Nominees for election at the Annual Meeting.

(K)	any other information relating to such stockholder and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder

Please see additional information set forth in Section III below under the headings “Information Regarding the Participants and the Participant Associates” and “Information Regarding the Solicitation.”

(L)	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder or any Stockholder Associated Person, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any Stockholder Associated Person, or any person acting in concert therewith, was the “registrant” for purposes of such rule and the nominee was a director or executive officer of such registrant

None

(M)	a statement of whether such stockholder or any Stockholder Associated Person intends, or is part of a group that intends, to solicit proxies for the election of the proposed nominee. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected

The Nominating Stockholder intends to solicit proxies or votes from the Company’s stockholders in support of the Nominees and the Proposal. Each of the Nominees has consented to be named as a Nominee in this Notice, to be named as a Nominee in any proxy statement filed by MEH or its affiliates in connection with the solicitation of proxies from the Company’s Stockholders in connection with the Annual Meeting and to serve as a director of the Company, if so elected (each, a “Consent” and collectively, the “Consents”). Such Consents are attached hereto as Exhibit B.

Information Regarding the Nominations

Through this Notice, the Nominating Stockholder hereby nominates, and notifies you of its intent to nominate at the Annual Meeting, Joseph Citarrella, Patrick Bartels and Samuel Langford, as nominees (the “Nominees”) to be elected to the Board at the Annual Meeting. If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the nomination of any of the Nominees nominated by the Nominating Stockholder at the Annual Meeting, or if any individual Nominee shall be unable to serve for any reason, this Notice shall continue to be effective with respect to the remaining Nominee(s) and as to any replacement nominee(s) selected by the Nominating Stockholder.

II.	INFORMATION REGARDING THE NOMINEES

(A)	the name, age, business address and residence address of the person

Name	Age	Business Address	Residence Address
Joseph Citarrella	31	535 Madison Avenue New York, NY 10022	8 Spruce St, 74R, New York, NY 10022
Patrick Bartels	42	535 Madison Avenue New York, NY 10022	2 Idar Ct., Unit A Greenwich, CT 06830
Samuel Langford	60	17972 S. 25th East Avenue Mounds, OK 74047	17972 S. 25th East Avenue, Mounds, OK 74047

(B)	the principal occupation or employment of the person

•	Joseph Citarrella is a Managing Principal with MAC.

•	Patrick Bartels is a Managing Principal with MAC.

•	Samuel Langford is a Principal at Langford Upstream Advisory LLC and a Consulting Advisor at Silverpoint Capital.

(C)	the class or series and number of shares of capital stock of the Corporation that are owned of record or are directly or indirectly owned beneficially by the person

As of the date hereof, each of the Nominees does not own beneficially or of record any securities of the Company and has not entered into any transactions in securities of the Company during the past two years.

(D)	any Derivative Instrument directly or indirectly owned beneficially by such nominee and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation

As of the date hereof, each of the Nominees does not own beneficially any Derivative Instruments or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company, and has not entered into any transactions in Derivative Instruments or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company during the past two years.

(E)	any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Please see additional information set forth in Section III below under the headings “Information Regarding the Participants and the Participant Associates” and “Information Regarding the Solicitation.”

Absence of Any Family Relationships

None of the Nominees has any family relationship with any director or officer, or person nominated to become a director or officer, of the Company or any of its subsidiaries.

Biographical Information

Joseph Citarrella, age 31, a Managing Principal with Monarch and a proposed nominee to the Board, would bring extensive relevant sector and financial expertise in this role. In addition to his investment responsibilities at Monarch, Mr. Citarrella has served since August 2017 as non-executive Chairman of the Board of Vanguard Natural Resources, Inc. (“Vanguard”), a Houston-based independent oil and gas company with operations across Wyoming, Colorado, Texas, Louisiana, and Oklahoma. Mr. Citarrella also serves as a member of Vanguard’s Strategic Opportunities Committee, which is responsible for overseeing an ongoing strategic review of Vanguard’s asset base and development plans, as well as Vanguard’s Compensation Committee, Nominating and Corporate Governance Committee and Health, Environmental and Safety Committee. In this capacity, Mr. Citarrella has worked closely with management, the Board, and financial advisor Jefferies LLC to evaluate potential strategic transactions and pursue targeted objectives to maximize stockholder value. Prior to joining Monarch in May 2012, Mr. Citarrella was an Associate at Goldman Sachs in the Global Investment Research group, covering the integrated oil, exploration and production, and refining sectors. Mr. Citarrella received a B.A. in Economics from Yale University. Mr. Citarella is a citizen of the United States of America. Exhibit B hereto sets forth the consent of Mr. Citarrella to serve as a Nominee and, if elected, a member of the Board.

Patrick Bartels, age 42, a Managing Principal with Monarch and our second proposed nominee to the Board, has served on numerous public and private boards and has over 20 years of investment experience, including across complex situations in North America and Europe. Prior to joining Monarch in 2002, Mr. Bartels was a high-yield investments analyst at Invesco. He began his career at PricewaterhouseCoopers LLP. Mr. Bartels currently serves on the board of directors of Arch Coal, Inc., where he is a member of the Nominating and Corporate Governance and Personnel and Compensation Committees. Previously, Mr. Bartels served on the board of directors of WCI Communities Inc. (2009-2017). As a fiduciary for stockholders, Mr. Bartels has a demonstrated record of value-added returns through capital markets transactions and M&A processes. Mr. Bartels holds the Chartered Financial Analyst designation and a bachelor’s degree in accounting, with a concentration in finance, from Bucknell University. Mr. Bartels is a citizen of the United States of America. Exhibit B hereto sets forth the consent of Mr. Bartels to serve as a Nominee and, if elected, as a member of the Board.

Samuel Langford, age 60, serves as Principal of Langford Upstream Advisory, L.L.C., a position he has held since 2013. He has also acted as Consulting Advisor to Silverpoint Capital since 2015. Prior to Langford Upstream Advisory, L.L.C., Mr. Langford was employed by Newfield Exploration Co. where he served in various positions, including as Senior Corporate Advisor (2011–2012), General Manager, Mid-Continent Business Unit (2011), Vice President, Corporate Development (2009–2011) and Manager, Acquisitions, Planning and Commercial Development, Mid-Continent (2004-2009). Mr. Langford has also worked with Cockrell Oil Corporation, British Gas Exploration America, Tenneco Oil Company and Exxon USA in various technical and managerial positions. Mr. Langford currently serves on the boards of directors of Chaparral Energy, Inc., where he is a member of the Audit and Compensation Committees, and of Basic Energy Services, Inc., where he is a member of the Compensation Committee. He received his Bachelor of Science degree in Mechanical Engineering from Auburn University. Mr. Langford is a citizen of the United States of America. Exhibit B hereto sets forth the consent of Mr. Langford to serve as a Nominee and, if elected, as a member of the Board.

Absence of Involvement in Certain Legal Proceedings

During the past ten years:

i.	Except as otherwise described in this letter, no petition under the Federal bankruptcy laws or any state insolvency law has been filed by or against, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of, any Nominee, or any partnership in which any Nominee was a general partner at or within two years before the time of such filing, or any corporation or business association of which the Nominee was an executive officer at or within two years before the time of such filing;

ii.	No Nominee has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

iii.	No Nominee has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining such person from, or otherwise limiting, the following activities:

a.	Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission (the “CFTC”), or an associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

b.	Engaging in any type of business practice; or

c.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

iv.	No Nominee has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (c)(i) above, or to be associated with persons engaged in any such activity;

v.	No Nominee has been found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, where the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

vi.	No Nominee has been found by a court of competent jurisdiction in a civil action or by the CFTC to have violated any Federal commodities law, where the judgment in such civil action or finding by the CFTC has not been subsequently reversed, suspended or vacated;

vii.	No Nominee has been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

a.	Any Federal or State securities or commodities law or regulation;

b.	Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

c.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; and

viii.	No Nominee has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act); any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act) or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Section 16(a) Beneficial Ownership Reporting Compliance

None of the Nominees has failed to file reports on a timely basis related to the Company that are required by Section 16(a) of the Exchange Act.

Independence

The Nominating Stockholder believes that each Nominee presently is, and if elected as a director of the Company, each of the Nominees would be, an “independent director” within the meaning of (i) applicable NYSE listing standards applicable to board composition, including Rule 303.A and (ii) Section 301 of the Sarbanes-Oxley Act of 2002.

III.	INFORMATION REGARDING THE PARTICIPANTS, PARTICIPANT ASSOCIATES AND THE SOLICITATION

Information Regarding the Participants and the Participant Associates

MAC, the Funds, MEH, and the Nominees are hereinafter collectively referred to as the “Participants.” MAC is organized as a limited partnership under the laws of the State of Delaware and is the investment manager of each of the Funds. The principal business of MAC is to serve as investment advisor to, and to control the investment activities of, certain private investment funds and managed accounts, including the Funds. In connection with its engagement as investment manager of the Funds, each of the Funds has agreed to indemnify MAC against certain losses, liabilities, costs and expenses incurred in connection with such engagement, which includes MAC’s acting for the Funds in respect of the Company and the Funds’ interests therein.

MEH is organized as a limited liability company under the laws of Delaware. The ultimate owners of MEH are the Funds, and the principal business of MEH is holding certain shares of Common Stock. Exhibit A includes (i) the name and business address of each of the Participants and (ii) the class and number of securities of the Company which are owned beneficially, directly or indirectly, by each of the Participants or any of their respective affiliates or associates (the associates, as defined in Rule 14a-1 of the Exchange Act, are hereinafter collectively referred to as the “Participant Associates”). Except for the Funds, who are collectively the beneficial owners of the Shares, and except for MEH and Monarch Debt Recovery Master Fund Ltd (“MDRF”), each of which is the record owner of 100 shares of Common Stock, none of the Participants or, to the best knowledge of the Participants, the Participant Associates is the record owner of shares of Common Stock. Except as set forth in this Notice, none of the Participants or, to the best knowledge of the Participants, the Participant Associates owns any securities of the Company other than shares of Common Stock.

Exhibit C sets forth, with respect to all securities of the Company purchased or sold by a Participant within the past two (2) years, the date on which they were purchased or sold and the amount purchased or sold on such date. Each of the Funds used its own investment capital to purchase all of such securities listed therein as purchased by it. All of such securities were purchased through margin accounts and such purchases were made in the ordinary course of business and are maintained with Goldman, Sachs & Co. (“Goldman”), which has extended margin credit to the Funds in amounts from time to time required to open or carry the aggregate positions (including positions in the shares of Common Stock) in such margin accounts, subject to applicable Federal margin regulations, stock exchange rules and Goldman’s credit policies.    The aggregate positions held in such margin accounts (including the shares of Common Stock and the securities of other issuers) are pledged as collateral security for the extension of credit that may be used for future purchases of securities or to borrow securities for the purpose of hedging. Except as described in the preceding sentence, the Shares are neither subject to margin credit nor pledged. The shares of Common Stock held of record by each of MEH and MDRF are not held in the margin account described above. MEH received 100 shares of Common Stock as a contribution to its capital from its members.

Except as set forth herein, none of the Participants is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profits, division of losses or profits, or the giving or withholding of proxies. Each of the Funds is a party to an Investment Management Agreement with MAC pursuant to which MAC is responsible for the investment and management of the applicable Fund’s assets.

Except as set forth herein, to the best knowledge of the Participants, none of the Participant Associates beneficially owns, directly or indirectly, any shares of Common Stock or other securities of the Company. None of the Participants beneficially owns, directly or indirectly, any securities of any parent or subsidiary of the Company.

No Participant or, to the best knowledge of the Participants, Participant Associate has, during the past ten (10) years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

No Participant or, to the best knowledge of the Participants, no Participant Associate or member of any of the foregoing’s immediate family is either a party to any transaction or series of transactions, whether indebtedness transactions or otherwise, since the beginning of the Company’s last fiscal year or has knowledge of any currently proposed transaction or series of proposed transactions, (i) to which the Company or any of its affiliates was or is to be a party, (ii) in which the amount involved exceeds $120,000, and (iii) in which any Participant, Participant Associate or any member of his or her immediate family has, or will have, a direct or indirect material interest.

No Participant or, to the best knowledge of the Participants, Participant Associate has entered into any agreement or has any arrangement or understanding with any person respecting any future employment with the Company or any of its affiliates or respecting any future transactions to which the Company or any of its affiliates will or may be a party.

No Participant or, to the best knowledge of the Participants, Participant Associate has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter known by the Participants or the Participant Associates be to acted upon at the Annual Meeting other than (i) by reason of their ownership of the Shares, (ii) the interest of each Nominee in being elected to serve as a director of the Company, and (iii) as otherwise set forth in this Notice.

There are no material proceedings to which any Participant or, to the best knowledge of the Participants, any Participant Associate is a party adverse to the Company or any of its subsidiaries, or in which any of the Participants or, to the best knowledge of the Participants, Participant Associates has a material interest adverse to the Company or any of its subsidiaries.

Information Regarding the Solicitation

The Participants intend to solicit proxies in favor of the Nominees. Proxies may be solicited by mail, advertisement, telephone, facsimile, the Internet, telegraph and personal solicitation. No additional compensation will be paid to the Participants or to the Nominees for the solicitation of proxies. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the Participants’ solicitation material to their customers for whom they hold shares of Common Stock, and the Participants will reimburse them for their reasonable out-of-pocket expenses.

MAC intends to retain a soliciting agent to assist in the solicitation of proxies and for related services in connection with the Annual Meeting. MAC has not yet identified a soliciting agent and has not yet had any conversation with any prospective soliciting agent as to the terms on which any such prospective soliciting agent might be engaged or as to the number of persons it would employ in the solicitation of proxies for the Annual Meeting. The terms of such engagement, the anticipated costs involved in the solicitation and the number of other agents to be employed will be finalized only when such firm is selected and engaged.

Additionally, regular employees of MAC, consisting of officers of MAC, portfolio managers and/or investment analysts, may be employed in the solicitation of proxies in favor of the Nominees in order to communicate with the stockholders of the Company in connection with the solicitation and the Annual Meeting; none of any such individuals will be paid for such actions in connection with the foregoing beyond their regular compensation.

The entire expense of preparing, assembling, printing and mailing the proxy statement and related materials and the cost of soliciting proxies will be borne, directly or indirectly, by the Funds. The Participants may, without submitting such matter to a vote of security holders of the Company, seek reimbursement from the Company for such expenses if all or any of the Nominees are elected.

Except as disclosed in this Notice, no Nominee has any substantial interest, direct or indirect, by security holdings or otherwise, in the matters to be brought before the Annual Meeting pursuant to this Notice.

General

The Nominating Stockholder reserves the right to nominate additional nominees for any reason, including if the Company, by the appropriate corporate action, has increased or increases the number of directors to be elected at the Annual Meeting or the composition of the board of directors of the Company has changed prior to the Annual Meeting. Shares represented by proxies given to the Nominating Stockholder may be voted for any substitute or additional nominees. The Stockholder reserves the right to nominate substitute nominees if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any of the Nominees. Additionally, if any Nominee (or substitute nominee) is unable or unwilling to stand for election for any reason at the Annual Meeting, the Nominating Stockholder intends to nominate a person in the place of such Nominee (or substitute therefor). The Nominating Stockholder’s reservation of the foregoing rights, and any of the foregoing actions that may be taken by the Nominating Stockholder, are without prejudice to, and will not limit, the Nominating Stockholder’s and the other Participants’ rights to challenge any such actions on the part of the Company.

*    *    *    *

Please address any correspondence to MEH, Attention: Colin Daniels, telephone (212) 554-1763, facsimile 866-260-1446 (with a copy to our counsel, Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, Attention: Mark Cognetti, telephone (212) 728-8968, facsimile (212) 728-9968, email: mcognetti@willkie.com). The giving of this Notice is not an admission that any purported procedures for notice concerning the submission of nominations are legal, valid or binding, and MEH reserves the right to challenge their validity. If the Company contends this Notice is incomplete or is otherwise deficient in any respect, please notify MEH, Attention: Colin Daniels, telephone (212) 554-1763, facsimile 866-260-1446 (with a copy to our counsel, Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, Attention: Mark Cognetti, telephone (212) 728-8968, facsimile (212) 728-9968, email: mcognetti@willkie.com) setting forth the facts that the Company contends support its position and specifying any additional information believed to be required. In the absence of such prompt notice, MEH will assume that the Company agrees that this Notice complies in all respects with the requirements of the Articles and the Bylaws. MEH reserves the right to withdraw or modify this Notice at any time.

Very truly yours,

MONARCH ENERGY HOLDINGS LLC

By:	MOF Management LLC, its Manager

By:	/s/ Christopher Santana
Name:	Christopher Santana
Title:	Authorized Person

EXHIBIT A

OWNERSHIP INFORMATION WITH RESPECT TO COMPANY SECURITIES

Set forth below is (i) the name and business address of each of the Participants and (ii) the number of shares of Common Stock owned beneficially or of record by each of the Participants as of the close of business on February 7, 2018 (including the 100 shares of Common Stock owned of record by each of MEH and MDRF). Each of the Funds owns its shares directly. As of the close of business on February 7, 2018, none of the Participants owns shares of any class of stock of the Company other than the shares of Common Stock.

Name and Address of Participants and Participants Associates	Number of Shares Owned Beneficially or of Record and Nature of such Ownership (Percent of Class)
Monarch Energy Holdings LLC c/o Monarch Alternative Capital LP 535 Madison Avenue 26th Floor New York, New York 10022	100 (<0.01%) (1)

MOF Management LLC c/o Monarch Alternative Capital LP 535 Madison Avenue 26th Floor New York, New York 10022	100 (<0.01%) (1)

Monarch Debt Recovery Master Fund Ltd c/o Walkers Corporate Limited Cayman Corporate Centre, 27 Hospital Road George Town, Grand Cayman, KY1-9008, Cayman Islands	100 (<0.01%) (1) (2)

Monarch Alternative Capital LP c/o Monarch Alternative Capital LP 535 Madison Avenue 26th Floor New York, New York 10022	2,193,400 (9.75%) (1)(3)

MDRA GP LP c/o Monarch Alternative Capital LP 535 Madison Avenue 26th Floor New York, New York 10022	2,193,400 (9.75%) (1)

Monarch GP LLC c/o Monarch Alternative Capital LP 535 Madison Avenue 26th Floor New York, New York 10022	2,193,400 (9.75%) (1)

Patrick Bartels Monarch Alternative Capital LP 535 Madison Avenue 26th Floor New York, New York 10022	-0- (0%)

Name and Address of Participants and Participants Associates	Number of Shares Owned Beneficially or of Record and Nature of such Ownership (Percent of Class)
Joseph Citarrella Monarch Alternative Capital LP 535 Madison Avenue 26th Floor New York, New York 10022	-0- (0%)

Samuel Langford 17972 S. 25th East Avenue Mounds, OK 74047	-0- (0%)

(1)	The percentages were calculated on the basis that 22,503,907 shares of Common Stock were outstanding as of October 31, 2017, as reported by the Company on its Form 10-Q filed with the Commission on November 6, 2017.
(2)	MDRF is the record holder of 100 shares of Common Stock. The principal business of MDRF is to invest and trade in securities and make other investments.
(3)	MAC is the investment manager to each of the Funds and the manager of MOF Management LLC, which is the manager of MEH, and as such may be deemed the beneficial owner of the shares held for their respective accounts by virtue of the authority granted to it by the Funds and by MEH to vote and to dispose of securities held by the Funds and by MEH, respectively.

EXHIBIT B

NOMINEE CONSENTS

EXHIBIT C

TRANSACTIONS IN SECURITIES OF THE COMPANY

ANNEX A

PROPOSAL

The Nominating Stockholder intends to submit, for a stockholder vote at the Annual Meeting, the following Proposal described below. Other than as disclosed in this Notice, the Nominating Stockholder does not have any material interest in the Proposal.

To, pursuant to Section 109 of the General Corporation Law of the State of Delaware (the “DGCL”) and Article II of the Bylaws, adopt a resolution that would repeal any provision of the Bylaws in effect at the time of the Annual Meeting that was not included in the Bylaws in effect as of February 8, 2018 and as publicly filed with the Commission prior to February 8, 2018. The Nominating Stockholder is not aware of any such provision of the Bylaws that has become effective, but it is possible that, following the date of this Notice and prior to the adoption of this resolution, such a provision could be disclosed and/or become effective.

The following is the text of the proposed resolution:

“RESOLVED, that any provision of the Bylaws of Resolute Energy Corporation as of the date of effectiveness of this resolution that was not included in the Bylaws, effective as of February 8, 2018 and publicly filed with the Securities and Exchange Commission prior to February 8, 2018, be and hereby is repealed.”

The Nominating Stockholder is bringing the Proposal for consideration by the Company’s stockholders at the Annual Meeting because the Board has the ability to make amendments to the Bylaws without obtaining stockholder approval and such amendments may not be in the best interests of the stockholders. The Proposal would allow stockholders to undo at the Annual Meeting any such amendments made after the date of this Notice and prior to the Annual Meeting. An affirmative vote by the holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, is required for the adoption of the Proposal.